EX – 10.2

CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED STOCK

OF

DDI CORP.

DDi Corp., a Delaware corporation (the “Corporation”), certifies that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors, at a meeting duly held on March 29, 2004, adopted the following resolution, which resolution remains in full force and effect on the date hereof.

RESOLVED, that there are hereby established two series of authorized preferred stock, $0.001 par value per share, which shall be designated as (i) ”Series B-1 Preferred Stock,” and which shall consist of 147,679 shares and (ii) ”Series B-2 Preferred Stock,” and which shall consist of 1,139,238 shares. As used herein, the term “Series B Preferred Stock” shall refer to the Series B-1 Preferred Stock and the Series B-2 Preferred Stock collectively. The rights of the Series B-1 Preferred Stock and the Series B-2 Preferred Stock shall rank equally and shall be identical in all respects, with the exception of the provisions of Section 18 hereof, which shall apply only to the Series B-2 Preferred Stock. Both such series shall have the following powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows (with the exception of Section 18 hereof, which shall apply only to the Series B-2 Preferred Stock):

1. Dividends.

(a) Each share of Series B Preferred Stock shall be entitled to receive, in preference to the holders of Junior Securities (as defined herein), cumulative annual dividends at the rate of 6.0% per annum on the Stated Value thereof. Subject to the rights of the Series A Preferred Stock with respect to DDi Europe Value (as defined in the certificate of designation for the Corporation’s Series A Preferred Stock (the “Series A Certificate of Designation”), such dividends shall be due and payable quarterly in arrears on the last day of March, June, September and December of each year (each, a “Dividend Payment Date”); provided, however, that the initial Dividend Payment Date shall be March 31, 2005, on which date the first four quarterly accrued dividends shall be due and payable. Dividends shall accrue daily on each share of Series B Preferred Stock from the Issuance Date (as defined herein), whether or not earned or declared, until such share of Series B Preferred Stock has been converted or redeemed as herein provided. In the event the Corporation defaults on its obligations to pay dividends on any Dividend Payment Date, then (i) such dividends shall be cumulative and shall compound quarterly until the date of payment of such dividends and (ii) other than in the case of dividends not paid or delivered to Series B-2 Holders as a result of the restrictions in Section 18, the dividend rate shall be deemed to be 8.0% per annum beginning from the immediately preceding Dividend Payment Date on which the Corporation paid dividends or the Issuance Date in the event dividends are not paid on the initial Dividend Payment Date; provided, however, that at such time as the Corporation shall pay all of such unpaid dividends, the dividend rate shall return to 6.0% per annum. The dividends so payable will be paid to the person in whose name the applicable shares of Series B Preferred Stock (or one or more predecessor shares) are registered on the records of the Corporation regarding registration and transfers of the Series B Preferred Stock (the “Preferred Stock Register”).

(b) The dividends are payable in cash to the person in whose name the applicable share(s) of Series B Preferred Stock is duly registered on the Preferred Stock Register (the “Holder,” and together with all other holders of the Series B Preferred Stock, the “Holders”) on the tenth Business Day prior to the applicable Dividend Payment Date and at the address last appearing on the Preferred Stock Register as designated in writing by the Holder thereof from time to time; provided, however, that, in lieu of paying such dividends in cash, the Corporation may, subject to a delay in delivery to the holders of Series B-2 Preferred Stock pursuant to Section 18, at its option, in part or in full, pay dividends on the shares of Series B Preferred Stock on any Dividend Payment Date following receipt of the Approval (as defined herein) in shares of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”) that are fully paid and non-assessable and that have been registered for sale by the Holders pursuant to the Registration Statement (as defined below) (the “Registered Common Stock”) issued in electronic format (i.e., DWAC); provided, however, that shares of Common Stock shall not be considered “Registered Common Stock” for purposes of this Certificate of Designation at any time during which a Cash Payment Condition (as defined below) is occurring or occurred during the 25 Business Days preceding the applicable Dividend Payment Date. For purposes of calculating the number of shares of Registered Common Stock to be paid in respect of any such dividend, the value of such shares shall be ninety-five percent (95%) of the arithmetic average of the Weighted Average Price (as defined below) of the Common Stock over the 20 Trading Days (as defined below) prior to the applicable Dividend Payment Date. The Corporation shall deliver at the time of payment a written notice to the recipient of any such shares of the Registered Common Stock setting forth its calculation, as approved by the Corporation’s Board of Directors, which shall be binding upon all parties absent error.

(c) If the Corporation shall elect to pay any part of a dividend in shares of Registered Common Stock as described in Section 1(b), and as a condition thereto, the Corporation will provide irrevocable notice 25 Trading Days prior to the applicable Dividend Payment Date by facsimile, followed within twenty-four (24) hours by notice via overnight courier, to the Holder setting forth the Corporation’s election to do so (a “Dividend Notice”). If a Cash Payment Condition shall have occurred after such Dividend Notice was received by the Holder, the Corporation immediately shall notify the Holder of the occurrence of such Cash Payment Condition and notwithstanding a Dividend Notice to the contrary, the Corporation shall pay such dividend in cash. However, if the applicable Holder waives such Cash Payment Condition as set forth in Section 4, the Corporation shall be bound, with respect to that Holder, to its original election to pay such dividend in shares of Registered Common Stock.

(d) Except as specifically provided herein, an election by the Corporation to pay dividends, in part or in full, in cash on any Dividend Payment Date shall not preclude the Corporation from electing any other available alternative in respect of all or any portion of any subsequent dividend.

2. Preferred Rank. The shares of Series B Preferred Stock shall rank senior to all shares of Common Stock of the Corporation in respect of dividend rights and preferences as to distributions and payments upon the liquidation, dissolution and winding up (whether voluntary or involuntary) of the Corporation. The shares of Series B Preferred Stock shall rank senior to all other shares of preferred stock of the Corporation in respect of dividend rights and preferences as to distributions and payments upon the liquidation, dissolution and winding up (whether voluntary or involuntary) of the Corporation, subject to (i) the right of the holders of the Corporation’s Series A Preferred Stock to receive payments of dividends out of the DDi Europe Value (as defined in the Certificate of Designation for the Series A Preferred Stock (the “Series A Certificate of Designation”)), and (ii) to the right of the holders of the Series A Preferred Stock to receive, upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), payments solely out of any of the DDi Europe Value, and, each case, in accordance with and subject to the limitations set forth in the Series A Certificate of Designation. Each such security to which the Series B Preferred Stock ranks senior is referred to herein as a “Junior Security.”

3. Transfers. The shares of Series B Preferred Stock have been issued subject to investment representations of the original purchaser of such shares and may be transferred or exchanged only in compliance with the Securities Act and applicable state securities laws. Prior to due presentment for transfer of any share of Series B Preferred Stock, the Corporation may treat the Holder as the owner thereof for the purpose of receiving payments as herein provided and all other purposes, and the Corporation shall not be affected by notice to the contrary.

4. Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

“Business Day” shall mean any day that is not a Saturday or Sunday, and that is a day on which the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market and the Nasdaq SmallCap Market are open for business.

“Cash Payment Condition” means any of the following:

(A) the effectiveness of the Registration Statement has been suspended, including if a stop order has been issued, by the Securities and Exchange Commission (the “SEC”);

(B) the Corporation has failed to timely deliver the shares of Common Stock issuable upon conversion of any shares of Series B Preferred Stock;

(C) the Corporation has initiated, or there is continuing, a “Suspension” pursuant to the Purchase Agreement for the Series B Preferred Stock, dated March 29, 2004, by and among the Corporation and the Purchasers (the “Purchasers”) set forth on the signature page thereto (the “Purchase Agreement”);

(D) the Common Stock is not listed on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market, has been delisted, has not traded on one or more of the foregoing for a period of 10 consecutive Business Days, or delisting has been threatened in writing by any of the foregoing, as a result of the Corporation’s failure to meet the applicable minimum requirements for listing;

(E) if, after the Corporation has made its election to make a dividend or redemption payment in shares of Registered Common Stock, there is a public announcement of an intention by the Corporation to effect a Change of Control (as defined herein); or

(F) any of the Events of Default set forth in Section 5B(a)(iii), (iv), (v) or (vi) shall then have occurred and be continuing, notwithstanding any remaining right of the Corporation to cure such Event of Default;

provided, however, that each of the foregoing conditions may be waived by a Holder of Series B Preferred Stock, solely with respect to the shares of Common Stock of the Corporation which it is entitled to receive with respect to such Series B Preferred Stock pursuant to the applicable provision of this Certificate of Designation, and in the case of any such waiver, the Corporation shall make the related payment in the form of shares of Registered Common Stock.

“Closing Price” shall mean the price of one share of Common Stock determined as follows:

(A) If the Common Stock is listed on the Nasdaq National Market or the Nasdaq SmallCap Market, the last closing bid price on such market, as reported by Bloomberg, L.P. on the date of valuation (or, if such market begins to operate on an extended hours basis and does not designate the closing bid price, then the last bid price of such security prior to 4:00 p.m. New York time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg);

(B) If the Common Stock is listed on a national securities exchange (for the avoidance of doubt, other than described in (A) above), the last reported closing bid price on such exchange on the date of valuation (or, if there is no last reported closing bid price on that date, the most recent previous closing bid price);

(C) If neither (A) nor (B) apply, but the Common Stock is quoted in the over-the-counter market on the pink sheets or bulletin board, the closing bid price on the date of valuation; and

(D) If none of clause (A), (B) or (C) above applies, the market value as determined by a nationally recognized investment banking firm or other nationally recognized financial advisor retained in good faith by the Board of Directors of the Corporation for such purpose, taking into consideration among other factors, the earnings history, book value and prospects for the Corporation, and the prices at which shares or Common Stock recently have been traded. Such determination shall be conclusive and binding on all persons absent error.

“Conversion Price” shall initially mean $11.85 per share, subject to adjustment from time to time ratably for any events set forth in Section 7 hereof.

“Conversion Rate” shall mean the number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock determined by the application of the following formula, where D equals the accrued but unpaid dividends (whether or not earned or declared) plus, upon the written request of the applicable Holder, any unpaid Series B Additional Amounts (as defined below) for each share of Series B Preferred Stock as of the Holder Conversion Date (as defined in Section 6):

Stated Value + D

Conversion Price

“Effectiveness Date” shall mean the date on which the Registration Statement (as defined below) is declared effective by the SEC.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Issuance Date” shall mean the initial date of issuance of the Series B Preferred Stock.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a company, a trust, an unincorporated organization and a government or any department or agency thereof.

“Principal Market” means the Nasdaq National Market or if the Common Stock is not traded on the Nasdaq National Market, then the principal securities exchange or trading market for the Common Stock.

“Registration Statement” shall mean the registration statement or registration statements filed by the Corporation with the SEC, as required by the Purchase Agreement, to register the shares of Common Stock issuable upon conversion or redemption of the Series B Preferred Stock and in respect of the Corporation’s option to pay dividends in shares of Common Stock.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series B Additional Amounts” means any additional payments owed by the Corporation to a Holder with respect to a share of Series B Preferred Stock, pursuant to Sections 5, 6(c) or 6(d) below.

“Series B Redemption Price” shall mean an amount per share equal to the Stated Value of the Series B Preferred Stock plus all accrued but unpaid dividends on such shares, and upon the written request of the Holder, any unpaid Series B Additional Amounts through the applicable redemption date provided in Section 5 below. In the event of a redemption under Section 5B(a) arising from an Event of Default, the Series B Redemption Price shall be 108.0% of the amount that would otherwise then constitute the Series B Redemption Price.

“Stated Value” of any share of Series B Preferred Stock shall mean $47.40.

“Trading Day” shall mean a day on which the Common Stock of the Corporation is traded on a national securities exchange, an automated quotation system, or an over-the-counter market.

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m. New York time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the bid prices of each of the market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the holders of a majority of the Series B Preferred Stock then outstanding. All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

5. Redemption. Subject to the rights of the Series A Preferred Stock with respect to DDi Europe Value, the shares of Series B Preferred Stock shall be subject to redemption in accordance with the provisions of this Section 5.

5A. Mandatory Redemption. The Corporation shall redeem in full the Series B Preferred Stock on the five year anniversary of the Issuance Date (the “Mandatory Redemption Date”). The Corporation shall effect such redemption by paying in cash the Series B Redemption Price to the Holders; provided, however, that, after the Approval has been obtained, in lieu of paying the Series B Redemption Price in cash, the Corporation may, so long as a Cash Payment Condition is not then occurring and has not occurred during the 25 Business Days prior to the Mandatory Redemption Date, at its option, in accordance with Section 5E, and subject to a delay in delivery to Holders of the Series B-2 Preferred Stock pursuant to Section 18, pay the Series B Redemption Price, in part or in full, in shares of Registered Common Stock issued in electronic format (i.e., DWAC). If the Corporation shall elect to pay any part of a redemption in shares of Registered Common Stock as described herein and as a condition thereto, the Corporation will provide irrevocable notice 25 Trading Days prior to the Mandatory Redemption Date by facsimile, followed within twenty-four (24) hours by notice via overnight courier, to each Holder setting forth the Corporation’s election to do so (a “Mandatory Redemption Notice”), which shall include (i) the Mandatory Redemption Date, (ii) the place or places where stock certificates representing the Series B Preferred Stock are to be surrendered pursuant to Section 5F for payment of the redemption price, which may be the Corporation’s principal offices, (iii) the Series B Redemption Price and the calculation of such price, and (iv) the amount, if any, of the Series B Redemption Price that the Corporation will pay in Registered Common Stock. The Corporation shall pay the applicable redemption price within three (3) Business Days after the Mandatory Redemption Date. Notwithstanding anything to the contrary in the foregoing, after a Mandatory Redemption Notice has been given pursuant to this Section 5A, each Holder shall retain the right to elect to convert its shares of Series B Preferred Stock in lieu of such redemption, in whole or in part into shares of Common Stock pursuant to Section 6 below, prior to the Mandatory Redemption Date.

5B. Optional Redemption By Holder.

(a) On each of the dates that are 18 months, 24 months and 30 months from the Issuance Date (each, an “Optional Redemption Date”), the Corporation shall redeem up to 428973 in the aggregate (subject to adjustment in the event of any stock split, reverse stock split or any similar transaction affecting the Series B Preferred Stock) by paying in cash the Series B Redemption Price to each Holder who requests, in whole or in part, to include its shares of Series B Preferred Stock in such redemption as provided by Section 5B(d) below; provided, however, that after the Approval has been obtained, in lieu of paying the Series B Redemption Price in cash, the Corporation may, so long as a Cash Payments Condition is not then occurring and has not occurred during the 25 Business Days prior to the applicable Optional Redemption Date, at its option, in accordance with Section 5E, subject to a delay in delivery to Holders of the Series B-2 Preferred Stock pursuant to Section 18, pay the Series B Redemption Price, in part or in full, in shares of Registered Common Stock issued in electronic book entry only format (i.e., DWAC). Each Holder also shall have the option to require the Corporation to redeem all or part of its shares of Series B Preferred Stock at the Series B Redemption Price, solely in cash, if any of the following “Events of Default” shall have occurred:

(i) the Common Stock ceases for more than ten (10) consecutive Business Days to be traded on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market;

(ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Purchase Agreement, except for days during any period in which the Corporation is permitted thereunder to suspend such effectiveness, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Series B Preferred Stock for sale of all of the Registrable Securities (as defined in the Purchase Agreement) in accordance with the terms of the Purchase Agreement, and such lapse or unavailability continues for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

(iii) the Corporation shall have failed to authorize a sufficient number of shares of Common Stock necessary to effect the conversion of the Series B Preferred Stock;

(iv) the Corporation breaches a representation, warranty or covenant of the Purchase Agreement or this Certificate of Designation, which breach has a Material Adverse Effect (as defined in the Purchase Agreement) on the Corporation or a material adverse impact on the rights of a Holder including, without limitation, the failure of the Corporation to pay dividends on or to convert the Series B Preferred Stock, and such breach is not cured within ten (10) Business Days of the delivery to the Corporation of notice of such breach;

(v) the Corporation or any of its subsidiaries pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors, (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official, (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due; or

(vi) any money judgment (including any arbitration award reduced to a judgment), writ or warrant of attachment, or similar process in excess of $10,000,000 in the aggregate shall be entered against the Corporation, any of its subsidiaries or any of their respective properties or other assets, and which shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days.

(b) In order to have the Corporation redeem under this Section 5B any shares of Series B Preferred Stock, in whole or in part, the applicable Holder, in the case of an Optional Redemption Date, shall give written notice to the Corporation at least 30 Business Days prior to the applicable Optional Redemption Date in the form of Exhibit 1 hereto (the “Redemption Notice”) by facsimile (with the original of such notice forwarded via overnight courier) to the Corporation to the effect that such Holder elects to have redeemed the number of shares of Series B Preferred Stock specified therein, for the Series B Redemption Price. Within five Business Days after receipt of the Redemption Notice relating to an Optional Redemption Date, the Corporation shall deliver irrevocable written notice advising the applicable Holder via facsimile, followed within twenty-four (24) hours by notice via overnight courier, whether the Corporation has elected to pay the applicable Series B Redemption Price in Registered Common Stock; provided, however, that such Holder will retain the right to exercise the conversion rights set forth in Section 6, in whole or in part, in lieu of such redemption, prior to the applicable Optional Redemption Date.

(c) The Corporation shall pay the Series B Redemption Price no later than (i) in the case of a redemption at the option of the Holder upon an Event of Default, the fifth Business Day after receipt by the Corporation of a notice from such Holder of the occurrence of such Event of Default and the election of such holder to have shares of Series B Preferred Stock redeemed by the Corporation to such Holder, and (ii) in the case of a redemption on an Optional Redemption Date, such Optional Redemption Date. If more than one Holder submits shares of Series B Preferred Stock for redemption simultaneously and the Corporation is unable to redeem all shares of Series B Preferred Stock submitted for such redemption, the Corporation shall redeem an amount from each Holder equal to each Holder’s pro rata amount (based on the number of shares of Series B Preferred Stock held by each Holder relative to the number of shares of Series B Preferred Stock outstanding) of all shares of Series B Preferred Stock being redeemed. Notwithstanding anything to the contrary contained herein, if the Corporation shall have failed to timely redeem the Series B Preferred Stock in accordance with the provisions of this Section 5B, the Holder may revoke such redemption notice by delivering written notice to the Corporation, and the Corporation promptly shall return such Holder’s stock certificate(s) submitted for redemption and indicate such return on its books and records.

(d) On each Optional Redemption Date, each Holder, together with its affiliates and transferees and their affiliates (each, an “Affiliated Group”) shall have the right to have redeemed no more than one third of the shares of Series B Preferred Stock initially issued to the members of such Affiliated Group on the Issuance Date. In connection with any transfer of Shares, the transferor and transferee may agree in writing as to any allocation of the redemption rights that are applicable to such transferred Shares. The Corporation shall make any adjustments to the number of shares as shall be redeemed from each Holder on each Optional Redemption Date as shall be necessary to effect the provisions of this Section 5B(c).

(e) For the avoidance of doubt, a Holder’s determination to exercise its redemption right with respect to any Optional Redemption Date shall not bind it to exercise or not exercise such right with respect to any subsequent Optional Redemption Date. The Corporation’s election to pay the Series B Redemption Price in shares of Registered Common Stock shall not bind it to do so or not to do so with respect to any subsequent Optional Repayment Date.

5C. Redemption at the Option of the Corporation.

(a) In the event that the Closing Price of the Common Stock is greater than 175% of the Conversion Price (the “Threshold Price”) for thirty (30) consecutive Trading Days, beginning at any time ninety (90) days after the Effectiveness Date, the Corporation may, at its option, redeem all of the Series B Preferred Stock by paying in cash the Series B Redemption Price no later than 30 Business Days following the first Trading Day on which the Closing Price is less than the Threshold Price; provided, however, that, after the Approval has been obtained, in lieu of paying the Series B Redemption Price in cash, the Corporation may, subject to a delay in delivery to Holders of the Series B-2 Preferred Stock pursuant to Section 18, so long as a Cash Payment Condition is not then occurring and has not occurred during the 25 Business Days prior to the applicable Corporation Optional Redemption Date described below, at its option, pay the Series B Redemption Price in accordance with Section 5E, in part or in full, in shares of Registered Common Stock.

(b) Notice of the Corporation’s intention to redeem the Series B Preferred Stock under this Section 5C shall, as a condition thereto, be given at least 25 Business Days prior to the date of redemption (the “Corporation Optional Redemption Date”) by facsimile, followed within twenty-four (24) hours by notice via overnight courier, to the Holders. Each such notice shall be irrevocable and shall state: (i) the Corporation Optional Redemption Date; (ii) the place or places where the stock certificates representing the Series B Preferred Stock are to be surrendered pursuant to Section 5F for payment of the redemption price, which may be the Corporation’s principal offices; (iii) the Series B Redemption Price and the calculation of such price; and (iv) the amount, if any, of the Series B Redemption Price that the Corporation will pay in shares of Registered Common Stock (the “Corporation Redemption Notice”). On the Corporation Optional Redemption Date, the Corporation shall pay the applicable Series B Redemption Price. Any shares of Registered Common Stock issued upon redemption shall be issued in electronic book entry only format (i.e., DWAC). Notwithstanding anything to the contrary in the foregoing, after a Corporation Redemption Notice has been given pursuant to this subsection (b), each Holder shall retain the right to elect to convert its shares of Series B Preferred Stock, in whole or in part, into shares of Registered Common Stock pursuant to Section 6 below, in lieu of such redemption by delivering the applicable Conversion Notice prior to the Corporation Optional Redemption Date.

5D. Redemption on Change of Control.

(a) Change of Control. Each of the following events shall constitute a “Change of Control”:

(i) the consolidation, merger or other business combination (including, without limitation, a reorganization or recapitalization) of the Corporation with or into another Person (other than (A) a consolidation, merger or other business combination (including, without limitation, reorganization or recapitalization) in which holders of the Corporation’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, at least sixty percent (60%) of the voting power of the capital stock of the surviving entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation);

(ii) the sale or transfer of all or substantially all of the Corporation’s assets; or

(iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a Person or group of affiliated Persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities, if after such closing, such Person or group of affiliated Persons would hold forty percent (40%) or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity).

No sooner than 20 Trading Days nor later than 10 Trading Days prior to the consummation of a Change of Control, the Corporation shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). Notwithstanding the foregoing, the Corporation shall publicly announce the Change of Control prior to the delivery of the Change of Control Notice. In addition, notwithstanding its receipt of a Change of Control Notice in lieu of such redemption, each Holder shall retain the right to convert its shares pursuant to Section 6 below by delivering its Conversion Notice prior to the consummation of such Change of Control.

(b) New Security. Prior to the consummation of any (i) sale of all or substantially all of the Corporation’s assets to an acquiring Person or (ii) other Change of Control following which the Corporation is not a surviving entity, the Corporation will secure from the Person purchasing such assets or the successor resulting from such Change of Control

(in each case, the “Acquiring Entity”) a written agreement (in form and substance satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding) to deliver to each holder of Series B Preferred Stock in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Series B Preferred Stock (including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the liquidation preference of the Series B Preferred Stock held by such holder) and satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding. Prior to the consummation of any other Change of Control, the Corporation shall make appropriate provision (in form and substance satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding) to ensure that each of the holders of the Series B Preferred Stock will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series B Preferred Stock (without regard to any limitations on conversion) such shares of stock, securities or assets that would have been issued or payable in such Change of Control with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder’s Series B Preferred Stock as of the date of such Change of Control (without taking into account any limitations or restrictions on the convertibility of the Series B Preferred Stock).

(c) Holder Redemption Right. At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control, the Holder may require the Corporation to redeem, in whole or in part, such Holder’s shares of Series B Preferred Stock by delivering written notice thereof to the Corporation. The shares of Series B Preferred Stock subject to redemption pursuant to this Section 5D shall be redeemed by the Corporation in cash at a price equal to (i) 101% of the Stated Value of the Series B Preferred Stock, plus (ii) accrued and unpaid dividends thereon and, upon the written request of the applicable Holder, any unpaid Series B Additional Amounts (the “Change of Control Redemption Price”).

(d) Termination of Change of Control. If any proposed Change of Control does not occur, all requests for redemption in connection therewith shall be automatically rescinded. In addition, if there has been a material change in the terms or the timing of the transaction constituting such Change of Control, any Holder may rescind such holder’s request for redemption by giving written notice of such rescission to the Corporation.

5E. Value of Registered Common Stock on Redemption; Notifications. (a) For purposes of calculating the number of shares of Registered Common Stock to be distributed to the Holders under this Section 5 in payment of the applicable redemption price, to the extent permitted hereunder, the value of such shares shall be the lower of (i) the then applicable Conversion Price or (ii) ninety-five percent (95%) of the arithmetic average of the Weighted Average Price of the Common Stock over the 20 Trading Days prior to the applicable redemption date. If a Cash Payment Condition shall have occurred after the Corporation provides a Holder with notice of its intent to issue shares of Registered Common Stock in connection with any redemption, the Corporation immediately shall notify such Holder of the occurrence of such Cash Payment Condition, and notwithstanding an irrevocable notice to the contrary, the Corporation shall effect the payment of such redemption in cash, unless the applicable Holder waives such Cash Payment Condition as set forth in Section 4. If the applicable Holder waives such Cash Payment Condition, the Corporation shall be bound, with respect to that Holder, to its original election to redeem the shares of Series B Preferred Stock in shares of Registered Common Stock.

(b) In connection with any redemption, the Corporation shall deliver a written notice to the recipient of any Registered Common Stock setting forth its calculation of the applicable redemption price, as approved by the Corporation’s Board of Directors, which shall be binding upon all parties, absent error.

5F. Effect of Redemption. Each certificate representing shares of Series B Preferred Stock redeemed by the Corporation pursuant to this Section 5 shall, on the applicable redemption date be canceled and retired by the Corporation. Upon payment of the applicable redemption price or the issuance of the shares of Registered Common Stock issuable in lieu of cash payment of such redemption price, the shares of Series B Preferred Stock formerly represented thereby shall be deemed to be canceled and shall no longer be considered to be issued and outstanding for any purpose, including without limitation, for purposes of accumulating dividends thereon. If fewer than all of the shares represented by a Holder’s certificate or certificates are to be redeemed, the Corporation shall, at its own expense, issue and deliver to such Holder, and indicate the existence on its books and records of, a new certificate or certificates representing the unredeemed shares. Such Holder shall deliver, as promptly as is practicable, to the Corporation the certificate or certificates representing redeemed shares of Series B Preferred Stock via overnight courier, or notify the Corporation that such certificate(s) has been lost, stolen or destroyed, as set forth in Section 16.

5G. Remedies for Failure to Redeem. If the Corporation for any reason fails to redeem any of the shares of the Series B Preferred Stock as required pursuant to this Section 5 on or prior to the applicable redemption date, then, notwithstanding anything to the contrary contained herein and in addition to any other remedies herein provided to the Holders:

(a) (i) the number of directors then constituting the Board of Directors shall be increased by one; and (ii) any Holder or Holders of the Series B Preferred Stock, holding in the aggregate at least a majority in interest of the then outstanding Series B Preferred Stock, shall have the right to demand a stockholders’ meeting and, at such meeting the Holders of the then outstanding Series B Preferred Stock voting as a single class, shall have the right to elect such additional director to the Board of Directors by affirmative vote of at least a majority in interest of the Holders of the then outstanding Series B Preferred Stock. The right to such directorship as provided in this paragraph shall terminate, and such director’s term in office shall immediately end, on such date as the Corporation shall remedy in full the failure to effect the redemption that resulted in the creation of such directorship. Such meeting of stockholders shall be held within thirty (30) days of a demand by at least a majority in interest of the Holders of the then outstanding Series B Preferred Stock, and the Corporation shall take all actions necessary or appropriate under the Exchange Act and the DGCL to ensure that the Board of Directors, for so long as the Holders of the Series B Preferred Stock have the rights provided by this Section 5G(a), reflects the composition of this Section 5G following such meeting; (b) the Series B Redemption Price for such shares shall be the Series B Redemption Price that would be payable in the case of a redemption under Section 5B(a) arising from an Event of Default, and (c) in addition to any dividends required to be paid pursuant to Section 1, the unpaid portion of the Series B Redemption Price shall accrue interest at the rate of 8.0% per annum, payable monthly in cash to the applicable Holder.

5H. Maximum Shares Available for Redemption. (a) Under no circumstances shall the Corporation issue more than 10,000,000 shares of Common Stock upon any redemption pursuant to this Section 5 (as adjusted for stock splits, reverse stock splits, stock dividends and similar transactions); (the “Maximum Redemption Shares”); provided, however, that the Corporation may issue more than the Maximum Redemption Shares in order to satisfy its obligations relating to a notice previously issued to a Holder of its intent to issue shares of Registered Common Stock upon a redemption, and provided that the Corporation shall use its best efforts to prevent any such issuance of more than the Maximum Redemption Shares from occurring. Once the Corporation determines that the Maximum Redemption Shares have been issued hereunder in connection with any redemption, all further redemptions shall be in cash.

(b) Notwithstanding the provisions of paragraph (a) above, a majority of the holders of the Series B Preferred Stock then outstanding may, voting as a single class, waive the limitation of paragraph (a) above with respect to one or more redemptions.

6. Conversion at the Option of the Holder. The Holder shall have the following conversion rights:

(a) Holder’s Right to Convert. Subject to a delay in delivery to Holders of the Series B-2 Preferred Stock pursuant to Section 18, shares of Series B Preferred Stock shall be convertible at any time, in whole or in part, at the option of the Holder thereof, into fully paid, validly issued and nonassessable shares of Common Stock in accordance with the terms herein for such number of shares of Common Stock as determined by the application of the Conversion Rate.

(b) Mechanics of Conversion. In order to convert any shares of Series B Preferred Stock, in whole or in part, into full shares of Common Stock, the applicable Holder shall give written notice in the form of Exhibit 2 (the “Conversion Notice”) by facsimile (with the original of such notice forwarded via overnight courier) to the Corporation at such office to the effect that such Holder elects to have converted the number of shares of Series B Preferred Stock (plus accrued but unpaid dividends thereon) specified therein (such notice and election shall be irrevocable by the Holder). If fewer than all the shares held by such Holder are to be converted, the Corporation shall, within three (3) Business Days of receipt of such Conversion Notice, issue and deliver to or on the order of the Holder thereof (and indicate the existence on its books and records), at the expense of the Corporation, a new certificate or certificates representing the unconverted shares, to the same extent as if the certificate theretofore representing such unconverted shares had been surrendered on conversion. The effective date of conversion (the “Holder Conversion Date”) shall be deemed to be the date on which the Corporation receives by facsimile the Conversion Notice.

(c) Delivery of Common Stock. The Corporation shall issue and deliver on or prior to the third Business Day (the “Required Delivery Date”) after receipt by the Corporation of such Conversion Notice by facsimile, such shares of Common Stock in electronic format (i.e., DWAC), together with a certificate, certified by an appropriate officer of the

Corporation, setting forth the calculation of the Conversion Rate. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Holder Conversion Date. Upon any failure to deliver such shares upon conversion at the time required by this subsection, such Holder may (i) elect that the Corporation shall pay to the Holder of the applicable shares of Series B Preferred Stock to be converted an amount equal to 1.5% of the Stated Value of the shares to be converted per month, or any prorated portion thereof for partial months, until such conversion is duly effected or (ii) elect to exercise its rights under paragraph (d) below. Notwithstanding anything to the contrary contained herein, if the Corporation shall have failed to timely convert the Series B Preferred Stock in accordance with the provisions of this 6, the Holder may revoke such Conversion Notice by delivering written notice to the Corporation, and the Corporation promptly shall return such Holder’s stock certificate(s) submitted for conversion. Each Holder that elects to convert its Series B Preferred Stock will submit to the Corporation, within 30 days of the Holder Conversion Date, such shares of Series B Preferred Stock to be converted.

(d) Buy-in Right. If the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 6(c) by the Required Delivery Date, and if after such Required Delivery Date the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder was entitled to receive upon the conversion relating to such Required Delivery Date (a “Buy-In”), then upon delivery of the notice described below, and in lieu of the remedies provided in the third to last sentence of the preceding Section 6(c), the Corporation shall pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series B Preferred Stock with respect to which the aggregate sale price giving rise to such purchase obligation is $10,000, the Corporation shall be required to pay the Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Corporation.

(e) Effect of Conversion. Each certificate representing shares of Series B Preferred Stock surrendered to the Corporation for conversion pursuant to this Section 6 shall, on the Holder Conversion Date and subject to issuance of the shares of Common Stock issuable upon conversion thereof, be canceled and retired by the Corporation. Upon issuance of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock pursuant to this Section 6, the shares of Series B Preferred Stock formerly represented thereby shall be deemed to be canceled and shall no longer be considered to be issued and outstanding for any purpose, including without limitation, for purposes of accumulating dividends thereon.

(f) Conversion Limitation. Notwithstanding any provision of this Certificate of Designation, in order to comply with the rules of the Nasdaq Stock Market relating to shareholder approval of a transaction by an issuer other than in a public offering, the Series B

Preferred Stock is not convertible into the number of shares of Common Stock that, in the aggregate, would result in the issuance of more than 19.9% of the shares of Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Conversion Limitation”) until the Corporation obtains shareholder approval of the Corporation’s option to pay dividends, redeem the Series B Preferred Stock, or both with shares of Registered Common Stock or issue shares of Registered Common Stock upon conversion of the Series B Preferred Stock following a downward adjustment in the Conversion Price. The Corporation agrees to seek the Approval at its next special or annual meeting of stockholders, which meeting shall occur no later than June 30, 2004, or if the Approval is not so obtained, then the Corporation shall seek the Approval at each subsequent annual meeting of stockholders, until the Approval is obtained. In the case of any conversion into a number of shares equal to or less than the Conversion Limitation, the conversion shall be applied on a pro rata basis among the registered Holders of the Series B Preferred Stock, such that each Holder shall be entitled to that portion of the maximum number of shares that may be issued pursuant to this paragraph (the “Maximum Share Amount”) equal to the product of (a) the fraction determined by dividing the number of shares of Series B Preferred Stock then held by such Holder as of such date by the aggregate number of such shares held by all Holders as of such date and (b) the difference between the Maximum Share Amount and the number of shares of Common Stock issued in the aggregate among all Holders of Series B Preferred Stock pursuant to any conversions or redemptions of, or dividends on, Series B Preferred Stock, prior to such date.

(g) Absolute Obligation. Subject to the provisions of this Section 6, the Corporation’s obligation to effect conversions pursuant to this Section 6 is absolute and unconditional, irrespective of any action or inaction by any Holder of Series B Preferred Stock, or any violation or alleged violation of law by such Holder.

7. Share Issuances; Adjustments; Reorganizations.

(a) Adjustment for Splits and Combinations. (i) In the event the Corporation at any time or from time to time after the Issuance Date makes, or fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock without payment of any consideration, or to effect a dividend of Common Stock to the holders of Common Stock, then as of such record date (or the date of such split or subdivision, dividend or distribution if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase of the aggregate shares of Common Stock outstanding.

(ii) If the number of shares of Common Stock outstanding at any time after the Issuance Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination (or the date of such combination if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(b) Adjustment for Dividends and Distributions. In the event the Corporation at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities, cash or other assets of the Corporation (other than shares of Common Stock) or any of its subsidiaries, including in connection with a spin-off, then and in each such event, provision shall be made so that the Holders shall receive, upon conversion of their shares of Series B Preferred Stock pursuant to Section 6 hereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such securities, cash or other assets of the Corporation or such subsidiary to which a Holder on the relevant record or payment date, as applicable, of the number of shares of Common Stock so receivable upon conversion would have been entitled, plus any dividends or other distributions which would have been received with respect to such securities had such Holder thereafter, during the period from the date of such event to and including the Holder Conversion Date, retained such securities, subject to all other adjustments called for during such period under this Section 7 with respect to the rights of the Holders. For purposes of this Section 7(b), the number of shares of Common Stock so receivable upon conversion by the Holder shall be deemed to be that number which the Holder would have received upon conversion of the Series B Preferred Stock if the Holder Conversion Date had been the day preceding the date upon which the Corporation announced the making of such dividend or other distribution.

(c) Adjustment for Reclassification, Exchange and Substitution. In the event that at any time or from time to time after the Issuance Date, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Section 7 or a merger, consolidation or other business transaction provided for in Section 5), then and in each such event each Holder shall thereafter have the right upon conversion to receive, the kind and amount of shares of stock and other securities, cash and property receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of Common Stock which the Holder of shares of Series B Preferred Stock would have received had it converted such shares immediately prior to such recapitalization, reclassification or other change, at the Conversion Price then in effect (the kind, amount and price of such stock and other securities to be subject to adjustments as herein provided). Prior to the consummation of any recapitalization, reclassification or other change contemplated hereby, the Corporation will make appropriate provision (in form and substance satisfactory to the Holders of a majority of the Series B Preferred Stock then outstanding) to ensure that each of the Holders of the Series B Preferred Stock will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of such Holder’s Series B Preferred Stock, such shares of stock, securities or assets that would have been issued or payable in such recapitalization, reclassification or other change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such Holder’s Series B Preferred Stock had such recapitalization, reclassification or other change not taken place (without taking into account any limitations or restrictions on the timing or amount of conversions). In the event of such recapitalization, reclassification or other change, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock (applying the same factors used in determining the Conversion Price for shares of Common Stock) issued in connection with the above described events.

(d) Reorganization. If at any time or from time to time after the Issuance Date there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 7) then, as a part of such reorganization, provisions shall be made so that the Holders shall thereafter be entitled to receive, subject to a delay in delivery to Holders of the Series B-2 Preferred Stock pursuant to Section 18, upon conversion of its shares of Series B Preferred Stock the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled to receive had the holder of shares of Series B Preferred Stock converted such shares immediately prior to such capital reorganization, at the Conversion Price then in effect. In any such case, appropriate adjustments shall be made in the application of the provisions of this Section 7 with respect to the rights of the Holders after such capital reorganization to the extent that the provisions of this Section 7 shall be applicable after that event and be as equivalent as may be practicable, including, by way of illustration and not limitation, by equitably adjusting the formulae set forth herein for conversion and redemption to reflect the market price of the securities or property (applying the same factors used in determining the Conversion Price for shares of Common Stock) issued in connection with the above described events.

(e) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions, then the Corporation’s Board of Directors will, subject to a delay in delivery to Holders of the Series B-2 Preferred Stock pursuant to Section 18, make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Series B Preferred Stock; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(f) Adjustments for Certain Dilutive Issuances. The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(i) If the Corporation shall issue or sell, after the Issuance Date any Additional Stock (as defined below) without consideration or for a consideration per share (the “Purchase Price”) less than the Conversion Price of the Series B Preferred Stock on the date of its agreement to issue such Additional Stock (the “Additional Stock Issuance Date”), the Conversion Price shall (except as otherwise provided in this Paragraph 7) be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale (the “Applicable Price”) by a fraction, (x) the numerator of which shall be the sum of (A) the product of (I) the number of shares of Common Stock Deemed Outstanding immediately prior to such issuance or sale and (II) the Applicable Price plus (B) the aggregate consideration received by the Corporation for the total number of shares of Additional Stock so issued or sold, and (y) the denominator of which shall be the product of the (A) the Applicable Price and (B) the number of shares of Common Stock Deemed Outstanding immediately after such issuance.

(ii) No adjustment of the Conversion Price shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 7(f)(v)(3), no adjustment of such Conversion Price pursuant to this Section shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(iii) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(iv) In the case of the issuance of Additional Stock for other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the independent members of the Board of Directors irrespective of any accounting treatment.

(v) In the case of the issuance (whether before, on or after the applicable Additional Share Issuance Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (including (A) any rights, options or warrants issued to holders of Common Stock or (B) any securities or other rights issued by subsidiaries of the Corporation that are exercisable for, or convertible into, Common Stock), the following provisions shall apply for all purposes of this Section 7(f):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments (to the extent then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 7(f)(iii) and 7(f)(iv)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments (to the extent then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 7(f)(iii) and 7(f)(iv)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof or terms otherwise providing for the adjustment of the applicable conversion or exercise price, the Conversion Price of the Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(vi) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 7(f)(v) by the Corporation after the applicable Additional Stock Issue Date other than:

(1) the issuance of shares of securities pursuant to a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof);

(2) the issuance of shares of Common Stock or options therefor to employees or directors of the Corporation or any of its direct or indirect subsidiaries directly or pursuant to a stock option or other equity based compensation plan, as approved by the Board of Directors;

(3) the issuance of shares of Common Stock (A) in a bona fide, firmly underwritten public offering under the Securities Act raising aggregate proceeds of at least $30.0 million or (B) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

(4) the issuance of shares of Common Stock pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date hereof, or issued pursuant to the Purchase Agreement;

(5) the issuance of shares of Common Stock in connection with a bona fide business acquisition by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, each as approved by the Board of Directors;

(6) the issuance or sale of stock, warrants or other securities or rights to persons or entities with which the Corporation has a strategic business relationship (as determined by a majority of the independent directors on the Board of Directors), provided such issuances are for other than primarily equity financing purposes; or

(7) the issuance of shares of Common Stock as payment of any dividend or redemption payment on the Series B Preferred Stock.

(vii) “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 7(f)(v) hereof regardless of whether the options or convertible securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Series B Preferred Stock.

(g) Schedule of Computations. The Corporation shall provide written notice to the Holders of all adjustments pursuant to this Section 7 shall be notified within three (3) Business Days of the occurrence thereof and such notice shall be accompanied by a schedule setting forth a detailed calculation of such adjustments (the “Schedule of Computations”). If so requested by a Holder, the Corporation shall provide to such Holder within ten (10) Business Days of its request therefor a certificate of concurrence to the Schedule of Computations by the independent certified public accountants of the Corporation.

8. Restrictions. So long as 20% of the shares of the authorized Series B Preferred Stock remain outstanding, the Corporation shall not (whether by amendment, merger, consolidation or otherwise), without the approval, by vote or written consent, of the holders of a majority of the Series B Preferred Stock then outstanding, voting as a single class:

(a) incur or permit any of its subsidiaries to incur indebtedness (including, for purposes of this paragraph, outstanding borrowings, loans, bonds, promissory notes, debt securities and similar obligations, preferred stock issued by a subsidiary of the Corporation to any Person other than the Corporation and preferred stock issued in accordance with paragraph (b) below, but not including liabilities and obligations incurred in the ordinary course of business or obligations with respect to capital leases, letters of credit and the Series A Preferred Stock, the Series B Preferred Stock and any preferred stock of the Corporation which is a Junior Security) in excess of the greater of (i) in the aggregate, $80,000,000, or (ii) an aggregate amount (on a consolidated basis) equal to the product of (A) three (3) multiplied by (B) the Corporation’s earnings (on a consolidated basis) before interest, taxes, depreciation and amortization (“EBITDA”) for the period of the most recent four consecutive fiscal quarters ending prior to the date on which the Corporation or any such subsidiary would incur such indebtedness;

(b) authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on parity with, the Series B Preferred Stock with respect to dividends, liquidation or redemption (it being understood that any equity security having any preference to the Series B Preferred Stock with respect to specific assets of the Corporation or its subsidiaries, shall be deemed to have a preference over the Series B Preferred Stock); or

(c) issue any equity securities prior to the Effectiveness Date, other than: (i) shares of Common Stock issuable pursuant to the terms hereof; and (ii) equity securities issued pursuant to the Corporation’s stock option or similar equity-based compensation plan for employee and directors;

(d) pay any dividends on any Junior Security in cash or any other assets (provided that this clause shall not be construed to limit the Corporation’s obligations to pay dividends with respect to the Series A Preferred Stock);

(e) repurchase any Junior Security (other than with respect to the Series A Preferred Stock), except to the extent there is a contractual commitment to do so with respect to an officer or employee of the Corporation or its direct or indirect subsidiaries upon the termination of such individual’s employment;

(f) take any action under the DGCL to adjust its capital or establish any special reserve so as to limit the Corporation’s ability to pay dividends to the Holders of the Series B Preferred Stock (or amend, modify or repeal any provision of this Certificate of Designation);

(g) effect any reclassification or recapitalization of the Series B Preferred Stock; or

(h) issue or sell any options or convertible securities after the Issuance Date that are convertible into or exchangeable or exercisable for shares of Common Stock at a price which varies or may vary with the market price of Common Stock, including by way of one or more resets to a fixed price, or at a price which upon the passage of time or the occurrence of certain events is automatically reduced or is adjusted to a price which is based on some formulation of the then current market price of the Common Stock.

9. Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up or down to the nearest whole share.

10. Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall be necessary for the purpose of effecting the conversion of shares of Series B Preferred Stock and for the payment of any dividends in shares of Registered Common Stock, which shares shall be free of preemptive rights, for the purpose of enabling the Corporation to satisfy any obligation to issue shares of its Common Stock, or other securities, upon conversion of all shares of Series B Preferred Stock pursuant hereto.

11. Taxes. The Corporation shall pay any and all documentary, stamp or similar taxes attributable to the issuance and delivery of Common Stock or other securities upon conversion of the Series B Preferred Stock. However, the Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series B Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation shall not be required to pay any income tax upon the issuance of Common Stock in lieu of cash payment of dividends or redemption payments.

12. Voting Rights. Subject to the provisions of Section 18, the Holder of each share of Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series B Preferred Stock could be converted on the Issuance Date (subject to adjustment as provided in Section 7(a)), and with respect to such vote, such Holder shall have full voting rights and powers equal to the voting rights and powers of holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which the holders of Common Stock have the right to vote. The Series B Preferred Stock shall have no right to vote with respect to the Approval.

13. Liquidation, Dissolution, Winding-Up.

(a) Subject to the rights of the Series A Preferred Stock with respect to DDi Europe Value, the Holders of Series B Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the “Preferred Funds”), before any amount shall be paid to the holders of any Common Stock or any Junior Securities, an amount per share of Series B Preferred Stock equal to the Stated Value plus accrued and unpaid dividends and, upon the written request of the applicable Holder, any unpaid Series B Additional Amounts (the “Liquidation Value”); provided that, if the Preferred Funds are insufficient to pay the full amount due to the Holders, then each Holder shall receive a ratable percentage of the Preferred Funds in accordance with the respective amounts that would be payable in full to such holder as a liquidation preference.

(b) The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. As used herein, a Change of Control pursuant to Section 5D(a)(i) or (ii) shall be deemed a liquidation of the Corporation.

(c) No Holder shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Corporation other than the amounts provided for herein.

14. No Reissuance of Series B Preferred Stock. No shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such Series B Preferred Stock shall be retired.

15. No Impairment. The Corporation shall not intentionally take any action which would impair the rights and privileges of the Series B Preferred Stock set forth herein or the rights of the Holders thereof.

16. Replacement Certificate. In the event that any Holder notifies the Corporation that a stock certificate evidencing shares of Series B Preferred Stock has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the Series B Preferred Stock identical in tenor and date (or if such certificate is being issued for shares not covered in a redemption or conversion, in the applicable tenor and date) to the original stock certificate evidencing the Series B Preferred Stock, provided that the Holder executes and delivers to the Corporation an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such Series B Preferred Stock stock certificate; provided, however, the Corporation shall not be obligated to re-issue replacement stock certificates if the Holder contemporaneously requests the Corporation to convert or redeem the full number of shares evidenced by such lost, stolen, destroyed or mutilated certificate.

17. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation covenants to each holder of Series B Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series B Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series B Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate performance of such provisions, without the necessity of showing economic loss and without any bond or other security being required.

18. Limitation on Beneficial Ownership.

(a) Notwithstanding the provisions of Sections 1, 5, 6 and 7, no Holder of Series B-2 Preferred Stock shall have the right to receive, and the Corporation shall not issue to any Holder, any securities as a dividend or distribution, or upon conversion or redemption of the Series B-2 Preferred Stock, to the extent that, upon giving effect to such issuance, the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates would exceed 4.99% of the total outstanding shares of Common Stock following such issuance. Any such issuance shall be limited to an amount of shares as shall not exceed such percentage, and the issuance of the remaining shares shall be delayed (without compounding, increasing, creating or accelerating any obligation of the Corporation to the applicable Holder under this Certificate of Designation), and such shares shall not be considered outstanding, until (and only until) the conditions set forth at the end of this Section 18 are satisfied. For purposes of the foregoing, the aggregate number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series B-2 Preferred Stock with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted shares of Series B-2 Preferred Stock beneficially owned by the Holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any warrants or convertible preferred stock) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 18, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, as amended. For purposes of this Section 18, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Form 10-Q or Form 10-K, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of any Holder, the Corporation shall promptly, but in no event later than one (1) Business Day following the receipt of such request, confirm in writing to any such Holder the number of shares Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series B-2 Preferred Stock, by such Holder and its affiliates and the issuance of any shares of Series B-2 Preferred Stock in payment of dividends since the date as of which such number of outstanding shares of Common Stock was reported. Notwithstanding the foregoing, each Holder shall have the sole obligation to determine whether the restrictions contained in this Section 18 apply to such Holder. If at any time, a Holder is unable to receive shares of Common Stock as a result of this Section 18, then it shall be entitled to receive such Common Stock at such subsequent time as it notifies the Corporation in writing that its receipt of such Common Stock is permitted hereunder. By written notice to the Corporation, any Holder may (i) waive the provisions of this Section 18(a) or (ii) adjust the percentage set forth in the first sentence of this Section 18(a) to 9.99%, in each case, solely with respect to its own holdings, but any such waiver or adjustment will not be effective until the 61st day after such notice is delivered to the Corporation.

(b) Notwithstanding the provisions of Section 12, no Holder of Series B-2 Preferred Stock shall have the right to vote such Holder’s shares of Series B-2 Preferred Stock, to the extent that, upon giving effect to such voting power, the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates would exceed 4.99% or 9.99%, as applicable, of the total outstanding shares of Common Stock.

(c) Nothing in this Section 18 shall limit the rights of any Holder of Series B-1 Preferred Stock, including without limitation the right to (i) receive securities as a dividend or distribution, or upon conversion or redemption of the Series B-1 Preferred Stock, or (ii) vote any voting securities of the Corporation held by such Holder.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by an officer thereunto duly authorized this 30th day of March, 2004.

DDI CORP.

By:	/s/ TIMOTHY J. DONNELLY
Name:	Timothy J. Donnelly
Title:	Vice President

EXHIBIT 1

REDEMPTION NOTICE

Reference is made to the Certificate of Designation of Series B Preferred Stock (the “Certificate of Designation”) of DDi Corp., a Delaware corporation (the “Corporation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to have the Corporation redeem the number of shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”) of the Corporation, indicated below by tendering the stock certificate(s) representing the share(s) of Series B Preferred Stock specified below as of the date specified below.

Date of Redemption:

Number of Series B Preferred Stock to be redeemed:

Stock certificate no(s). of Series B Preferred Stock to be redeemed:

Please confirm the following information:

Redemption Price:

Please issue any check drawn on an account of the Corporation into which the Series B Preferred Stock are being redeemed, and, if applicable, issue any shares of Series B Preferred Stock, in the following name and to the following address:

Pay to:

Facsimile Number:

Authorization:

By:

Title:

EXHIBIT 2

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Series B Preferred Stock (the “Certificate of Designation”) of DDi Corp., a Delaware corporation (the “Corporation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to have the Corporation convert the number of shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), of the Corporation, indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Series B Preferred Stock specified below as of the date specified below.

Date of Conversion:

Number of Series B Preferred Stock to be redeemed:

Stock certificate no(s). of Series B Preferred Stock to be converted:

Please confirm the following information:

Conversion Rate:

Shares of Common Stock:

Please issue the Common Stock into which the Series B Preferred Stock are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title: